77 M - Mergers


ROBECO FUNDS

The following funds of The RBB Fund, Inc. ("RBB") acquired the assets and liabilities of the WPG Core Bond Fund, a series of Weiss, Peck & Greer Funds Trust, WPG Large Cap Growth Fund and WPG Tudor Fund (each a "WPG Fund" and collectively, the "WPG Funds") as follows (the "Reorganization"):

RBB                                  CORRESPONDING FUND

Robeco WPG Core Bond Fund            WPG Core Bond Fund
Robeco WPG Large Cap Growth Fund     WPG Large Cap Growth Fund
Robeco WPG Tudor Fund                WPG Tudor Fund


With regard to the circumstances and the details of the Reorganization, RBB incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated March 16, 2005, and Statement of Additional Information dated March 16, 2005, each as filed electronically with the Securities and Exchange Commission ("SEC") on March 17, 2005, (Accession No. 000935069-05-000645)
(the "Proxy Soliciting Materials").

The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

(a) The Reorganization with respect to the WPG Funds closed on April 29, 2005.

(b) An Agreement and Plan of Reorganization was approved by each WPG Fund at a Special Meeting of Shareholders of each WPG Fund held on April 27, 2005. Each WPG Fund's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 16, 2004. RBB's Board of Directors approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on December 13, 2004.

(c) As of August 31, 2005, WPG has not filed with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940. It is expected that each WPG Fund will terminate its existence under state law following the filing of the Application and receipt of an Order declaring that each WPG Fund ceased to be an investment company.


SENBANC FUNDS

The following funds of The RBB Fund, Inc. ("RBB") acquired the assets and liabilities of the Senbanc Fund (the "Senbanc Fund"), a series of Hilliard Lyons Research Trust as follows (the
"Reorganization"):


RBB                        CORRESPONDING FUND

Senbanc Fund               Senbanc Fund

With regard to the circumstances and the details of the Reorganization, RBB incorporates herein by reference the definitive Proxy Statement dated July 18, 2005 that was filed electronically with the Securities and Exchange Commission ("SEC") on July 12, 2005, (Accession No. 0000935069-05-001926)
(the "Proxy Soliciting Materials").

The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

(a)	The Reorganization with respect to the Senbanc Fund
closed on August 31, 2005.

(b)	An Agreement and Plan of Reorganization was approved by
the fund at a Special Meeting of Shareholders of Hilliard
Lyons Research Trust held on August 29, 2005. The Senbanc Fund's Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on May 24, 2005. RBB's Board of Directors approved the
Agreement and Plan of Reorganization and fund transactions at a meeting held on May 25, 2005.

(c) On September 27, 2005, the Senbanc Fund filed with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that is has ceased to be an investment company (Accession No. 0000913849-05-000669). Upon receipt of the Order, it is expected that the Senbanc Fund will terminate its existence under state law.